As filed with the Securities and Exchange Commission June 28, 2007  File No. ___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CINJET, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	7380 (Primary Standard Industrial Classification Code Number)	20-8609439 (IRS Employer Identification No.)

Cynthia Grisham, President
2160 California Avenue, B#116
Sand City, CA 93955-3172
831-393-1396
(Address and telephone number of registrant’s principal offices)

Cynthia Grisham, President
2160 California Avenue, B#116
Sand City, CA 93955-3172
831-393-1396
(Name, address and telephone number of agent for service)

Copies to:
Cletha A. Walstrand, Esq.
1322 W. Pachua Circle
Ivins, UT 84738
(435) 688-7317
(801) 435-688-7318 fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class          Amount to be          Proposed offering          Proposed maximum          Amount of
of securities to                registered                 price per share                aggregate offering            registration
be registered                                                                                                price                                    fee

Common Stock  600,000 shares          $0.25 per share               $150,000                               $5.00

The number of shares to be registered is estimated solely for the purpose of calculating the registration fee.

“The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.”

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$75,000 Minimum / $150,000 Maximum

Cinjet, Inc.

COMMON STOCK

This is Cinjet’s initial public offering. We are offering a minimum of 300,000 shares and a maximum of 600,000 shares of common stock. The public offering price is $0.25 per share. No public market currently exists for our shares. We only have a limited history of operations.

See “Risk Factors” beginning on page 2 for certain information you should consider before you purchase the shares. It is likely our stock will become subject to the Penny Stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares are offered on a “minimum/maximum, best efforts” basis directly through our officer and director. No commission or other compensation related to the sale of the shares will be paid to our officer or director. The proceeds of the offering will be placed and held in an escrow account at Escrow Specialists, P. O. Box 3287, Ogden, UT 84405, until a minimum of $75,000 in cash has been received as proceeds from sale of shares. This offering will expire 120 days after the date of this offering and can be extended by the management for an additional 90 days. If we do not receive the minimum proceeds within 120 days from the date of this prospectus, your investment will be promptly returned to you without interest and without any deductions. We may terminate this offering prior to the expiration date.

Price to Public  Commissions   Proceeds to Company

Per Share                             $0.25                                  $-0-                                                 $0.25

Minimum                             $75,000                              $-0-                                                 $75,000
Maximum                            $150,000                             $-0-                                                $150,000

The date of this Prospectus is June 28, 2007

PROSPECTUS SUMMARY

About our company

We were formed as a Nevada corporation on February 28, 2007 as Cinjet, Inc. We are in the business of offering our clients a wide array of virtual office and outsourcing services. This includes word processing, typing and transcription, resume writing, presentations, database management and a variety of basic to more complex clerical and administrative functions. We will be competing with a broad range of companies who provide similar virtual office services including international, national, regional and local businesses. The competition is highly fragmented with many smaller providers as well several large competitors. Some of our competitors include Back Office Solutions, LLC, Avos Virtual Office Services, Progressive Office Solutions, Cooper Virtual Offices Services, and Cyber Assistant Services.

In addition, we provide electronic filing services for clients who need to file registration statements, prospectuses, periodic filings and other documents required by the United States Securities and Exchange Commission.

The SEC requires that all such corporate documents be filed in a special electronic computer format to comply with the SEC’s Electronic Data Gathering Analysis and Retrieval system, commonly referred to as EDGAR®. We convert client documents to the prescribed EDGAR® format and submit the converted document directly to the SEC via telecommunications.

We will be competing with a broad range of companies who provide similar services including national, regional and local businesses. The competition is highly fragmented with many small players dominated by several large competitors. Some of our competitors include Latek Corporate Filing Services, Pacific Management Services, @EDGAR, Southridge Corporate Services, Prepress Graphics, Bassett Press, EFFS, Inc., QuestNet, and ProFile Services as well as larger financial printing companies such as Merrill Corporation.

We have commenced only limited operations. As of March 31, 2007, we realized a cumulative net loss of $4,653 and have not yet established profitable operations. These factors raise substantial doubts about our ability to continue as a going concern.

We are offering a minimum of 300,000 and a maximum of 600,000 shares. Upon completion of the offering, we will have 10,750,000 shares outstanding if we sell the minimum and 11,050,000 shares outstanding if we sell the maximum number of shares. We will realize $75,000 if we raise the minimum and $150,000 if we raise the maximum amount of the offering. We anticipate our expenses related to the offering to be approximately $20,000. We will use the proceeds from the offering to repay existing debt and implement our business plan. We need to raise at least the minimum offering amount from this offering so we can continue operations and implement our business plan for the next twelve months. We believe that with the minimum net offering proceeds amount of $55,000, we can repay our outstanding debt, fund advertising campaigns aimed at increasing sales and cover our costs over the next year.

Upon completion of this offering, our current shareholders will own 97.2% of the stock if the minimum is raised and 94.57% of the stock if the maximum is raised. This means that our current shareholders will be able to elect directors and control the future course of Cinjet.

Our principal executive offices are located at 2160 California Avenue, B#116, Sand City, CA 93955-3172. Our telephone number is 831-393-1396.

RISK FACTORS

Investing in our stock is very risky and you should be able to bear a complete loss of your investment. Please read the following risk factors closely.

Because we are a new business and we have not proven our ability to generate profit, an investment in our company is risky. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. For the period ended March 31, 2007, we had $0 in revenue and a net loss of $-----4,563. Our auditors have expressed substantial doubt about our ability to continue as a going concern. We cannot assure that we will ever be profitable. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

If we do not raise money through this offering, it is unlikely we can continue operations. As of March 31, 2007, we had assets of $8,734, current liabilities of $67 and a note payable to a related party in the amount of $6.670. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue implementing our business plan. If we cannot raise money through this offering, we will have to seek other sources of financing or we will be forced to curtail or terminate our business. There is no assurance that additional sources of financing will be available at all or at a reasonable cost. These factors raise substantial doubt about our ability to continue as a going concern.

If our operating costs exceed our estimates, it may impact our ability to continue operations. We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional equipment or that our operating costs will be higher than estimated. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding. We intend to establish our initial clientele via existing relationships with accountants, lawyers, venture capitalists, and other professionals. Should these relationships not generate the anticipated volume of clientele, any unanticipated marketing would diminish our working capital.

Our revenues are difficult to predict because they are generated on a project-by-project basis. Our target market is small to medium sized businesses that are in need of our services. Our revenues are derived primarily from project-based client engagements. As a result, our revenues are difficult to predict from period to period. We perform work for clients without formal contracts or under contracts that are terminable upon little or no notice.

The pricing structure of our services may preclude our ability to be profitable. We have reviewed select competitors for our services and have made a reasonable estimate with respect to pricing structure. If our services are too costly compared to our competition, we may deter potential clientele. Our management is less experienced in pricing these services than many of our competitors. We may find that while keeping our pricing competitive, we experience more labor hours than our competitors, and in comparison experience a lower profit margin on projects.

We may not be able to compete in the market because we lack experience and have limited funds. The majority of our competitors have greater financial and other resources than we do. Our competitors may also have a history of successful operations and an established reputation within the industry. Some of our competitors may be prepared to accept less favorable payment terms than us when negotiating or renewing contracts. In addition, the market is characterized by an increasing number of entrants that have introduced or developed services similar to those offered by us. We believe that competition will intensify and increase in the future. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes. Our inability to be competitive in obtaining and maintaining clients would have a negative effect on our revenues and results of operations.

If we lose the services of Mrs. Cynthia Grisham, it is unlikely that our business could continue. Cinjet requires the services of our executive officer to become established. Our business relies exclusively on Mrs. Grisham's services because she is currently our sole employee, officer and director. We have no employment agreement with our executive officer. If we lost the services of our executive officer, it is questionable we would be able to find a replacement and it is likely our business would fail.

Our president has limited experience in running this type of service operation and our business may suffer from unforeseen problems. Although our president is knowledgeable in many aspects of the business and investment banking industry, she has had no specific past experience in running a virtual office and outsourcing services or a regulatory filing service. There may be significant unforeseen obstacles to intended growth strategies that have not been accurately anticipated.

Internet system failures or viruses could seriously impact our operations and cause customers to seek other solutions. The need to securely transmit all confidential information in a timely fashion will be critical to our clients. Any computer virus that is spread over the Internet could disable or damage our system or delay our ability to transmit to the SEC, as well as our ability to transmit or receive correspondence and/or files between clients and Cinjet. Additionally, any breach of confidentiality or even perceived compromise of integrity of computer information could cause credibility problems with our clients. Our success is dependent upon our ability to deliver high speed, uninterrupted information via the Internet to the SEC as well as to and from clients. Any system failure that causes interruption in our operations could impact our ability to maintain customers. Failures in the telecommunications network on which we rely would result in customers’ receiving no or diminished service.

The SEC filing process is very time sensitive and if we fail to meet mandatory deadlines, we may lose business. Clients need absolute dependability in regulatory filing services. Many of our competitors have multiple people employed and multiple workstations at their disposal. This provides our competitors with versatility in case of unforeseen circumstances. We do not have that versatility. Any unavailability of our personnel or unexpected mechanical problems could severely impact how our clients might view our dependability and their desire to engage our services. If we fail to meet our client expectations or fail to deliver timely and accurate services, we could suffer the loss of that client. Moreover, the negative publicity could cause the loss of other clients and potential new business, particularly from our referral sources.

We lack long-term client contracts and need to expand our clientele in order to make a profit. Our target market is small to medium sized businesses that are seeking services that we offer. Our lack of long-term client contracts reduces the predictability of our revenues because these contracts may be canceled on short notice. We do not currently have any contracts for our services. Our clients generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a client may not engage us for further services once a project is completed. We intend to establish our initial clientele via existing relationships with accountants, lawyers, venture capitalists, and other professionals. Should these relationships not generate the anticipated volume of clientele, we make not be able to generate a profit.

It is likely our stock will become subject to the Penny Stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. A penny stock is generally a stock that

- is not listed on a national securities exchange or Nasdaq,

- is listed in "pink sheets" or on the NASD OTC Bulletin Board,

- has a price per share of less than $5.00 and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

- determination of the purchaser's investment suitability,

- delivery of certain information and disclosures to the purchaser, and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

A market for our stock may never develop and you would not have the ability to sell your stock publicly.

If the offering is completed, you will have little or no ability to control operations. Although you will pay a price per share that substantially exceeds the price per share paid by current shareholders and will contribute a significantly higher percentage of the total amount to fund our operations, you will own a very small percent, less than 10%, of our shares. As a result, you have little or no ability to control how management operates our business and our current shareholders will be able to elect directors and control the future course of Cinjet. Mrs. Grisham currently has 71.77% control of Cinjet and will continue to have control of Cinjet as the owner of 69.79% if the minimum is raised and 67.87% if the maximum is raised of the outstanding common stock and as the sole employee, officer and director.

If the offering is completed you will experience substantial dilution to your investment in Cinjet. As an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and you will contribute a high percentage of the total amount to fund Cinjet, but will only own a small percentage of our shares. Investors will have contributed $75,000 if the minimum is raised and $150,000 if the maximum offering is raised, compared to $6,650 contributed by current shareholders. Further, if the minimum is raised, investors will only own 2.79% of the total shares and if the maximum is raised, investors will only own 5.43% of the total shares. If the minimum is raised, the net tangible book value per share will be $0.00468 and if the maximum is raised, the net tangible book value per share will be $0.01135 compared to the $0.25 per share you will pay to invest in Cinjet.

We are self-underwriting our offering and do not have the typical public market interest of an offering underwritten by a market maker which will probably result in fewer purchasers and potential lack of a future public market to sell your shares. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our executive officer. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. Should we sell the minimum offering, we believe, because of our business plan and our perceived appeal to companies requiring EDGAR® filing services and outsourced office services, a market maker may file for quotation of our shares on the Over the Counter Bulletin Board.

Because there is no current market and a trading market may never develop for our stock, your investment may be illiquid. Currently, we are privately owned and there is no public trading market for our stock and there can be no assurance that any market will develop. If a market develops for our stock, it will likely be limited, sporadic and highly volatile. 100% of our outstanding shares are restricted securities under Rule 144, which means that they are subject to restrictions on resale in the public market. Future sale of the restricted stock after these restrictions lapse or are satisfied, could have a depressive effect on the price of the stock in any public market that develops and the liquidity of your investment. Public trading of the common stock is covered by Rule 15c2-6 of the Securities Exchange Act of 1934, which imposes certain sales practice requirements on broker-dealers who sell certain designated securities to persons other than established customers and certain categories of investors. For transactions covered by the rule, the broker-dealer must make a suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to sale. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the stock.

Shares of stock that are eligible for sale by our stockholders may decrease the price of our stock. Upon completion of the offering, we will have 10,750,000 shares outstanding, including 300,000 shares that are freely tradable if we sell the minimum and we will have 11,050,000 shares outstanding, including 600,000 shares that are freely tradable if we sell the maximum. If there is a public market for our stock and if the holders sell substantial amounts of our stock, then the market price of our stock could decrease.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

DILUTION AND COMPARATIVE DATA

As of March 31, 2007, we had a net tangible book value, which is the total tangible assets less total liabilities, of ($4,653) or approximately ($0.04452) per share. The following table shows the dilution to your investment without taking into account any changes in our net tangible book value after March 31, 2007, except the sale of the minimum and maximum number of shares offered.

	Assuming Minimum Shares Sold	Assuming Maximum Shares Sold
Shares Outstanding	10,750,000	11,050,000
Public offering proceeds at $0.25 per share	$75,000	$150,000
Net offering proceeds after Expenses	$55,000	$130,000
Net tangible book value before offering Per share	($4,653) ($0.0004452)	($4,653) ($0.0004452)
Pro forma net tangible book value after offering Per share	$50,347 $0.00468	$125,347 $0.01135
Increase attributable to purchase of shares by new investors	$0.005125	$0.01379
Dilution per share to new investors	$0.24532	$0.23865
Percent dilution	98.12%	95.46%

The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of March 31, 2007:

	Shares Owned Number %	Total Consideration Amount %	Average Price Per Share
Present Shareholders Minimum Offering Maximum Offering	10,450,000 97.2% 10,450,000 94.57%	$6,650 8.15% $6,650 4.25%	$0.0006 $0.0006
New Investors Minimum Offering Maximum Offering	300,000 2.8% 600,000 5.43%	$75,000 91.85% $150,000 95.75%	$0.25 $0.25

The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering.

The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund Cinjet, but will only own a small percentage of our shares. Investors will have contributed $75,000 if the minimum is raised and $150,000 if the maximum offering is raised, compared to $6,650 contributed by current shareholders. Further, if the minimum is raised, investors will only own 2.8% of the total shares and if the maximum is raised, investors will only own 5.43% of the total shares.

USE OF PROCEEDS

The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $20,000 is $55,000 if the minimum and $130,000 if the maximum number of shares is sold.

The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

Description      Assuming Sale of  Assuming Sale of
                                                                  Minimum Offering  Maximum Offering

Total Proceeds                                                              $75,000    $150,000
Less Estimated Offering Expenses                             $20,000    $ 20,000

Net Proceeds Available                                               $55,000    $130,000

Use of Net Proceeds
Pay off notes                                                  $ 6,670    $ 6,670
Pay off interest                                               $ 67                                              $ 67
Corporate literature                                       $ 3,000    $ 5,000
Equipment                                                      $10,000    $20,000
Marketing                                                       $ 5,000    $10,000
Salary                                                              $12,000    $12,000
Working capital                                            $18,263    $76,263

TOTAL NET PROCEEDS                                            $55,000    $130,000

We currently have an outstanding note amounting to $6,670 issued in March of 2007 that is owed to Cynthia Grisham, our sole officer and director. The note accrues interest at the rate of 12% per annum. At March 31, 2007 total principal and accrued interest on the notes was approximately $6,737. The note is due upon the successful completion of this offering or March 31, 2008, whichever is first. This note is unsecured. The proceeds from the note were used to pay legal and accounting fees. We intend to use the proceeds from this offering to retire this debt.

We intend to pay Cynthia Grisham a minimum of $1,000 per month upon completion of this offering. We have an agreement to pay Ms. Grisham $50,000 per year for her services upon completion of this offering. We will use $1,000 per month from the proceeds of this offering to pay Ms. Grisham and anticipate the balance of the agreed salary to come from our revenues. We are not accruing any past due salary as Ms. Grisham is not eligible for compensation until this offering is completed.

The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including additional product development, professional fees including legal and consulting fees, expenses including office supplies and travel costs and other administrative costs. The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under Risk Factors.

Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations.

If less than the maximum offering is received, we will apply the proceeds according to the priorities outlined above. The proceeds will be used as outlined and we do not intend to change the use of proceeds or pursue any other business other than as described in this prospectus.

Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

DETERMINATION OF OFFERING PRICE

The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management’s previous experience, our historical and anticipated results of operations and our present financial resources.

DESCRIPTION OF BUSINESS

General

We were formed as a Nevada corporation on February 28, 2007 as Cinjet, Inc. We are in the business of offering our clients a wide array of virtual office and outsourcing services. This includes but is not limited to word processing, typing and transcription, resume writing, presentations, database management, as well as a variety of basic to more complex clerical and administrative functions. In addition, we are in the business of providing electronic filing services for clients who need to file registration statements, prospectuses, periodic filings and other documents required by the Securities and Exchange Commission. Our accountants have raised substantial doubts about our ability to continue as a going concern. Further, we rely on our sole employee, officer and director, Mrs. Grisham to conduct our business.

The SEC requires that certain corporate documents be filed in a special electronic computer format to comply with the Commission’s Electronic Data Gathering Analysis and Retrieval system known as EDGAR®. We convert client documents into the proscribed EDGAR® format and submit the converted document directly to the SEC via telecommunication.

Our business

The laws and rules that govern the securities industry in the United States derive from a simple and straightforward concept: all investors, whether large institutions or private individuals, should have access to certain basic facts about an investment prior to buying it. To achieve this, the SEC requires public companies to disclose meaningful financial and other information to the public, which provides a common pool of knowledge for all investors to use to judge for themselves if a company's securities are a good investment. Only through the steady flow of timely, comprehensive and accurate information can people make sound investment decisions.

The EDGAR® system is intended to facilitate broad and rapid dissemination of investment information to the public via electronic format. EDGAR®, the Electronic Data Gathering, Analysis, and Retrieval system, performs automated collection, validation, indexing, acceptance, and forwarding of submissions by companies and others who are required by law to file forms with the U.S. Securities and Exchange Commission. Its primary purpose is to increase the efficiency and fairness of the securities market for the benefit of investors, corporations, and the economy by accelerating the receipt, acceptance, dissemination, and analysis of time-sensitive corporate information filed with the agency.

The SEC requires that every document submitted via EDGAR® to contain an accompanying submission entry and be accurately processed. The basic submission information identifies the entity for which the filing is being made as well as a number of other specified fields.

We provide our clients with a secure, reliable, fast and cost-efficient service to file documents with the SEC. We have obtained the EDGARIZER software in order to automate the conversion process. EDGARIZER is a conversion program that reads formatted documents prepared with word processor or spreadsheet software and converts them into the required HTML format for EDGAR® filing. Using EDGARIZER eliminates a significant portion of labor that would otherwise be required without the software. The EDGARized documents are then transmitted directly to the SEC via the internet.

We also provide our clients a wide array of virtual office and outsourcing services. This includes but is not limited to word processing, typing and transcription, resume writing, presentations, database management, as well as a variety of basic to more complex clerical and administrative functions. The need for virtual offices services has increased with the use of the high-speed Internet and the downsizing that has occurred in many businesses.

Word processing is one of our specialties. We help our clients with scheduled or unscheduled clerical needs, including document editing, resume writing, and word processing of all kinds. In the future, we also intend offer monthly word processing and database management services for our clients’ ongoing projects that are too time consuming for them to deal with. Another service we are looking to offer is clerical service on demand. We will establish relationships with temp agencies to have access to administrative professionals to handle any workload overflow.

The virtual office side of our business is being designed to offer administrative support to business owners, executives and entrepreneurs.  This service can be used on an "as needed" basis, eliminating the burden of having a second full-time employee.  Using our virtual office services would provide several advantages by eliminating payroll taxes, insurance and benefits, equipment, space and time, while providing high quality professional support.

Our revenues are derived from project-based client engagements. As a result, our revenues are difficult to predict from period to period. We intend to target small and medium sized business and need to cultivate a significant base of clientele in order to generate a ratable flow of projects and revenue. We anticipate that most of our clients will have one major filing per year, along with three smaller projects to coincide with the filing of their quarterly reports. We do not believe that any single client will be our major revenue stream.

The SEC filing process is very time sensitive. The repercussions from late SEC filings can be significant. Our reputation and positive publicity is dependent on our meeting client expectations and delivering timely and accurate services. It is critical that our quality of service meets client expectations in order for us to retain existing clients and to obtain new clientele. We intend to demonstrate to clients that we are more flexible to their needs because of our personalized approach.

The pricing structure of our services may inhibit our ability to be profitable. We have researched the existing market for our services and have made a reasonable estimate with respect to the pricing structure required to attract business. Unfortunately, at this time our intended service operations is less experienced in this area than many of our competitors. We may find that while keeping our pricing competitive, we experience more labor hours than our competitors would on a given project, and thus may show less of a profit margin on projects.

We eventually intend to either hire trained EDGAR® operators in order to perform the conversion of client documents, or to contract with such individuals on a consulting basis for project services. Our intended staff is still becoming familiar with the critical software components. However, any unforeseen problems with the software, equipment, or learning process could severely decrease our ability to serve and maintain clients.

We advise our clients and our clients agree prior to being accepted by Cinjet, that we will use our best efforts to file each EDGARized document with the SEC in the proper EDGAR® format and prior to any filing deadlines that may exist from time to time. However we cannot promise, guarantee or ensure that EDGARized documents will be filed in the proper EDGAR format or prior to a filing deadline. We do not have insurance coverage or intend to negotiate limitations on liability with our customers.

To date we have spent approximately $1,500 on research and development that consisted primarily of software training.

Generating revenue

We charge a basic flat fee for our service plus a per page cost. Our transmission fee is $100 per document and we charge $7.00 per page to put the document into EDGAR® format. Edits and Revisions are charged at the rate of $9.00 per page. We charge a flat $30.00 fee to process the application for SEC access codes. We also charge $30.00 per page for electronic scanning and clean up of pages and $30.00 per page to key pages directly into EDGAR®. We offer discounts to filers who have multiple filings.

Typically, we invoice for our services immediately following the EDGAR® transmission with terms net 30 days.

We are still in the process of evaluating the pricing structure for our virtual office services. Initially, we are planning to charge $40 per hour for clerical and secretarial services, $95 for our resume services, and $300 per month for e-mail and telephone answering (up to 200 calls).

We do not have any written contracts with our clients. Our clients generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a client may not engage us for further services once a project is completed. We intend to establish our initial clientele via existing relationships with accountants, lawyers, venture capitalists, and other professionals.

Marketing strategy

Our sales and marketing efforts are focused on strengthening our name and building our reputation as a secure, reliable and cost-efficient provider of EDGARizing and virtual office services. We intend to establish our initial clientele via existing relationships that we have and will develop with accountants, lawyers, venture capitalists, broker dealers, and other professionals.

Our target market is small to medium sized businesses that are required to do SEC filings and business who are in need of our virtual office services. Our targeted market will be those companies who are referred directly or indirectly to us by already established business relationships of our officer and director. These contacts are already integrally familiar with the filing process and with the EDGARizing process for documents.

The need for virtual offices services has increased with the use of the Internet and the downsizing that has occurred in many businesses. As a virtual office provider, Ms. Grisham primarily works from home or in different office locations, and provides professional secretarial and administrative support to individuals or small businesses.

We are in the business of offering our clients a wide array of virtual office and outsourcing services. Our virtual office services may consist of word processing, typing and transcription, resume writing, presentations, database management desktop publishing, website design and maintenance, transcription, proofreading, marketing, faxes, writing, mailings, bookkeeping, plan meetings and events, and other miscellaneous office duties. We believe virtual office services is a unique service that can enhance businesses, entrepreneurs or professionals. We provide many customized services to maximize time, minimize cost and help develop profit potential. As a competitively priced business support service, we offer a wide range of tools that will assist with business management. Clients only pay for services as they need them, there is no waste, no initial expense, no hidden cost and no inventory investment.

We believe that initially we will be able to operate at near capacity in the near future from clients that will be referred by our existing business contacts. Other than phone contacts or personal visits from our president, we do not anticipate needing to do marketing or advertising in order to cultivate clientele.

We believe that our clients will find the values and benefits of our services to be superior to their other options. We plan to provide our customers with:

• Personal attention and increased flexibility. We anticipate that most of our clients will have been referred to us through business relationships. We value these relationships and understand how critical it is to keep not only the client but the referral source satisfied. Our clients are not just client names to us. We intend to have a personal rapport with each client and therein an ability to be more sensitive to their individual needs.

•
Reduced cost. We intend to price our services in an extremely attractive manner compared to competitors, with a simple pricing structure. We have a narrow focus of service, EDGARizing and virtual office services. We are structuring our services so that clients are not expected to absorb the many inefficiencies of multiple tasks that some of our competitors may experience.

•
Secure and reliable service. We offer our customers a highly secure and reliable EDGARizing and virtual office service. We intend to deliver business critical, time-sensitive communications in a consistent, accurate, and reliable manner.

We believe our current business will come from existing business relationships.

Competition

While the market for EDGARizing services and virtual office services is relatively new, it is already highly competitive. Additionally, since the EDGAR® format is an SEC mandate, there have been an increasing number of business that have commence services similar to ours. We expect that this will continue to be the trend in this service niche. In some cases we will be competing with the in-house technical staff of our prospective clients or our referral sources. Some of our competitors include @EDGAR, Southridge Corporate Services, Latek Corporate Filing Services, Pacific Management Services, Prepress Graphics, Bassett Press, QuestNet, ProFile Services and EFFS, Inc., My Staff, Employease, Inc., Virtual Growth, Inc., V.com. Some of our larger competitors include major printing services companies such as Merrill Corporation.

Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we do. There are relatively low barriers to entry into our business. We have no patented or other proprietary technology that would preclude or inhibit competitors from entering the EDGARizing or virtual office service. We must rely on the skill of our personnel and the quality of our client service. We expect that we will continue to face additional competition from new entrants into the market in the future.

The confidentiality of information transmitted in a timely fashion will be critical to our clients. We intend to stress the benefits of our small size allowing for a greater understanding of individual client needs are an advantage in this area. This will reduce the opportunity for peripheral conversations, which might undermine confidentiality.

Governmental Regulation

Currently, we are subject to relatively few regulations other than regulations applicable to businesses in general. Other than the regulations imposed on EDGAR® filings by the SEC, that require us to update our registered EDGAR® filing agent codes annually, we are not aware of any regulations that might affect our business.

Employees

At the present time Cynthia Grisham is our only employee as well as our sole officer and director and a major shareholder. Mrs. Grisham will devote such time as required to actively market and further develop our services and products. At present, we expect Mrs. Grisham will devote at least 30 hours per week to our business. We expect to contract the services of a data entry operator on an as needed basis at times of peak business. We do not anticipate hiring any additional employees until such time as additional staff is required to support our operations.

Facilities and Property

We currently maintain a 500 square foot office space provided by Cynthia Grisham, our officer and director, at no cost to the company. We do not have any written agreement regarding our office space. Our address is 2160 California Avenue, B#116, Sand City, CA 93955-3172. Our telephone number is 831-393-1396. We anticipate this situation will be maintained for at least the next twelve months. The facility meets our current needs, however should we expand in the future, we may have to relocate. If we have to relocate, we will seek office space at or below then prevailing rates.

We have purchased a computer, software and a printer. This equipment is critical to our operations of converting, transmitting, and electronically delivering client documents.

Legal proceedings

Our company is not a party to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against Cinjet have been threatened.

PLAN OF OPERATION

Should we receive the minimum offering of $75,000, we will realize net proceeds of $55,000. This amount will enable us to pay off our existing debt, implement a marketing program and provide us with sufficient working capital to continue operations for a period of twelve months. Should we receive the maximum amount of the offering of $150,000, we will realize net proceeds of $130,000. This amount will enable us to expand our marketing and advertising and purchase additional equipment. We anticipate that with the maximum offering amount, we can continue our operations for a period of twelve months.

Upon receipt of the proceeds of this offering, we will pay off our debt of $6,670. If we raise the minimum we are planning to spend up to $3,000 on the corporate literature, $10,000 on additional equipment, $5,000 on marketing and the remaining capital will be reserved for working capital. Should we receive the maximum amount, we will spend up to $5,000 on the corporate literature, $20,000 on additional equipment, $10,000 on marketing and the remaining capital will be reserved for working capital.

We intend to pay Cynthia Grisham a minimum of $1,000 per month upon completion of this offering. We have an agreement to pay Ms. Grisham $50,000 per year for her services upon completion of this offering. We will use $1,000 per month from the proceeds of this offering to pay Ms. Grisham and anticipate the balance of the agreed salary to come from our revenues. We are not accruing any past due salary as Ms. Grisham is not eligible for compensation until this offering is completed.

The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including additional product development, professional fees including legal and consulting fees, expenses including office supplies and travel costs and other administrative costs. The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under Risk Factors.

We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that our startup costs will be higher than estimated. At present, we have no capital commitments for the next twelve months. We believe we have reserved sufficient working capital to cover any unexpected expenses.

Our auditors have expressed substantial doubt about our ability to continue as a going concern. We believe that we can continue operations with ongoing client services even if we fail to raise the minimum offering amount. However, if we are unable to raise the offering amount and our request for client services declines, it may be necessary for us to find additional funding in order to continue our operations. In this event, we may seek additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock. We do not have any commitments for any type of financing or funding.

Upon effectiveness of this registration statement, we intend to comply with our duties as public company. To demonstrate our commitment to operating fairly and ethically, we have recently adopted a Corporate Code of Ethics that is attached as an exhibit to this report.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Year Ended March 31, 2007

We did not generate any revenue during the year ended March 31, 2007. For the year ended March 31, 2007, we generated $0 in income. During the year ended March 31, 2007 our expenses were $4,586. Expenses in 2007 consisted of general and administrative costs, consulting fees and professional fees. The professional fees were, to a large extent, to our auditors and legal counsel for preparation of this registration statement.

Liquidity and Capital Resources

At March 31, 2007 we had total assets of $8,734. Current assets consisted of $8,734 in cash. Total current liabilities at March 31, 2007 consisted of $6,737 in notes payable to related parties and accrued interest.

We do not anticipate any capital expenditures in the next twelve months. We anticipate using the funds from this offering to pay off our debts, develop promotional literature, update our computer systems and continue operations for the next twelve months.

MANAGEMENT

Our business will be managed by our officer and director.

Name	Age	Position	Since
Cynthia Grisham	41	President, Secretary, Treasurer and Director	February 28, 2007

The following is a brief biography of our officer and director.

Cynthia Grisham, President, Secretary, Treasurer and Director. Mrs. Grisham graduated from Heald Business College with honors and received her Associates degree in Computer Business Administration in 1999. She worked as an executive level administrative assistant for California Forensic Medical Group, Inc. from March of 1999 until March of 2007. California Forensic Medical Group is a privately owned, West Coast provider of quality health care to correctional facilities. CFMG is dedicated to providing responsive, innovative, high quality and cost effective correctional healthcare services to California counties. CFMG’s programs are accredited through the California Medical Association, Institute of Medical Quality for both adult and juvenile correctional facilities. CFMG’s ownership and management group has been the same since 1983.

COMPENSATION. We intend to pay Cynthia Grisham a minimum of $1,000 per month upon completion of this offering. We have an agreement to pay Ms. Grisham $50,000 per year for her services upon completion of this offering. We will use $1,000 per month from the proceeds of this offering to pay Ms. Grisham and anticipate the balance of the agreed salary to come from our revenues. We are not accruing any past due salary as Ms. Grisham is not eligible for compensation until this offering is completed.

There are no formal employment arrangements in place. We have agreed to pay Mrs. Grisham up to $50,000 per year for her management services with payment to be made as the services are performed. In addition, we have agreed to reimburse Mrs. Grisham for expenses incurred on our behalf. We do not anticipate formalizing this arrangement and do not have any preliminary agreements or understandings that would change the terms of compensation during the course of the year. We do not anticipate compensating any directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently have an outstanding note amounting to $6,670 issued in March of 2007 that is due to Cynthia Grisham. The note accrues interest at the rate of 12% per annum. At March 31, 2007 total principal and accrued interest on the notes was approximately $6,737. The note is due upon the successful completion of this offering or March 31, 2008, whichever is first. This note is unsecured. The proceeds from the note were used to pay legal and accounting fees. We intend to use the proceeds from this offering to retire this debt.

We have agreed to pay Mrs. Grisham up to $50,000 per year for managing our business with payment to occur as the services are performed.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 300,000 shares should we sell the minimum amount and 600,000 should we sell maximum number of shares.

The table includes:
• each person known to us to be the beneficial owner of more than five percent of the outstanding shares
• each director of Cinjet
• each named executive officer of Cinjet

Name & Address	# of Shares Beneficially Owned	% Before Offering	% After Minimum	% After Maximum
Cynthia Grisham (1) 2160 California Ave., B#116 Sand City, CA 93955	7,500,000	71.77%	69.79%	67.87%
Olga Kravchenko 1359 Ahlrich Ave. Encinitas, CA 92024	950,000	9.09%	8.83%	8.59%
Katrina A. Starling P.O. Box 7565 Spreckels, CA 93962	1,000,000	9.56%	9.30%	9.05%
Jill Strahl 814 Bel Air Way Salinas, CA 93901	1,000,000	9.56%	9.30%	9.05%
All directors and executive officers as a group (1 person)	7,500,000	71.77%	69.79%	67.87%

(1)	Officer and/or director.

The beneficial owners listed above have sole voting and investment power of the stock held by them.

DESCRIPTION OF THE SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock with a par value of $.0001 per share. As of the date of this prospectus, there are 10,450,000 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefore. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.0001. Our preferred stock may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by our board of directors. As of the date of this prospectus, we have issued no shares of our preferred stock

Transfer Agent

Our transfer agent is Action Stock Transfer, 7069 S. Highland Dr., #300, Salt Lake City, UT 84121.

SHARES AVAILABLE FOR FUTURE SALE

As of the date of this prospectus, there are 10,450,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 300,000 shares will be freely tradable if the minimum is sold and 600,000 shares will be freely tradeable if the maximum number of shares is sold. The remaining 10,450,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Rule 144 governs resale of “restricted securities” for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an “affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144’s volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company (“Applicable Requirements”).  Resales by the company’s affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

We have four shareholders. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. Currently, we do not plan to have our shares listed nor do we have any agreements with any market makers. At some time in the future, a market maker may make application for listing our shares.

Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our sole officer and director. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares.

Currently the Shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

Our stock will be considered a penny stock. A penny stock is generally a stock that:

- is not listed on a national securities exchange or Nasdaq,

- is listed in "pink sheets" or on the NASD OTC Bulletin Board,

- has a price per share of less than $5.00 and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

- determination of the purchaser's investment suitability,

- delivery of certain information and disclosures to the purchaser, and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

A market for our stock may never develop and you would not have the ability to sell your stock publicly.

PLAN OF DISTRIBUTION

We are offering a minimum of 300,000 shares and a maximum of 600,000 shares on a best efforts basis directly to the public through our officer and director. This offering will expire 120 days after the date of this offering and can be extended by the management for an additional 90 days. If we do not receive the minimum proceeds within 120 days from the date of this prospectus, your investment will be promptly returned to you without interest and without any deductions. We may terminate this offering prior to the expiration date.

In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased by check payable to the order of Escrow Specialists, Cinjet, Inc. Escrow Account.

Until the minimum 300,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at, Escrow Specialists, P. O. Box 3287, Ogden, UT 84405. In the event that 300,000 shares are not sold during the 120 day selling period commencing on the date of this prospectus, all funds will be promptly returned to investors without deduction or interest.

Solicitation for purchase of our shares will be made only by means of this prospectus and communications with our officer and director who is employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer.

Our officer and director, Mrs. Cynthia Grisham, will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. Mrs. Cynthia Grisham meets the conditions of Rule 3a4-1 and therefore, is not required to register as a broker-dealer pursuant to Section 15.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

LEGAL MATTERS

The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for Cinjet by Cletha A. Walstrand, P.C., Salt Lake City, Utah.

EXPERTS

The financial statements of Cinjet as of March 31 2007, appearing in this prospectus and registration statement have been audited by Hawkins Accounting as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of Hawkins Accounting as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the common shares, warrants and options offered hereby. This prospectus does not contain all of the information set forth in the registration statement, its amendments, schedules, and exhibits, certain portions of which are entitled as permitted by the rules and regulations of the Commission. For further information with respect to Cinjet and the common shares, warrants and options, please see the registration statement and the exhibits thereto. The registration statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the Commission, 100 F Street, NL Room 1580, Washington, DC 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information that public companies file electronically with the Commission. Additional information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

Once this registration statement becomes effective, we will be required to file annual and quarterly reports as well as other reports with the Securities and Exchange Commission. At such time that we are required to file such reports, they may be read and inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in the Public Reference Section of the Commission, 100 F Street, NL Room 1580, Washington, DC 20549 and copies of all or any part of the reports may be obtained from the Commission upon payment of a prescribed fee. This information will also be available from the Commission’s Internet website, http://www.sec.gov.

Index to Financial Statements

CINJET, INC.

                                                    Page

Independent Auditors’ Report - March 31, 2007                           22

Balance Sheets                                            23

Statements of Operations                                      24

Statement of Stockholders’ Equity (Deficit)                           25

Statements of Cash Flows                                      26

Notes to Financial Statements                                   27-28

Hawkins Accounting
Certified Public Accountant
Audit . tax . consulting

To the Board of Directors and Shareholders
CINJET, Inc.
San Diego, California

Report of Independent Registered Public Accounting Firm

I have audited the balance sheet of CINJET, Inc. as of March 31, 2007 and the related statements of operations, stockholders’ equity and cash flows from date of inception (February 28, 2007) to March 31, 2007. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CINJET, Inc as of March 31, 2007, the results of operations and it’s cash flows from date of inception (February 28, 2007) to March 31, 2007 in conformity with generally accepted accounting principles in the United States of America.

/s/ Hawkins Accounting
Los Angeles, CA

May 6, 2007

1875 Century Park East #H-3513 Los Angeles, CA 90067
(310)-553-5707 FAX (310)-553-5337 hawkinsaccounting1880@yahoo.com

CINJET
INCORPORATED
A Development Stage Company
BALANCE SHEET
March 31, 2007

ASSETS

Current assets
Cash in bank	$8,734
0
Total assets	$8,734

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$0
Accrued interest	67
State corporate tax payable	0
Total current liabilities	67

Notes payable related parties	6,670
Total liabilities	6,737

Shareholders' deficit
Preferred stock, 5,000,000 shares
authorized	0
Common stock, 100,000,000 shares
authorized, 2,309,815 outstanding	1,045
Paid in Capital	5,605
Deficit accumulated during development stage	(4,653)
Total shareholders' equity	1,997

Total liabilities and shareholders' equity	$8,734

The accompanying notes are an integral part of these financial statements

CINJET
INCORPORATED
A Development Stage Company
STATEMENT OF OPERATIONS
From date of inception (February 28, 2007) to March 31, 2007

Accumulated Deficit During Development Stage
Sales	$0

Expenses
Bank charges	86
Professional fees	4,500
Total expenses	4,586
Net loss from operations	(4,586)
Other income (expense)

Interest expense	(67)

Net income (loss)	$(4,653)

Loss per common share	($0.01)
Weighted average of
shares outstanding	10,450,000

The accompanying notes are an integral part of these financial statements

CINJET
INCORPORATED
A Development Stage Company
STATEMENT OF SHAREHOLDERS' DEFICIT
From date of inception (February 28, 2007) to March 31, 2007

	Common stock		Paid	Accumulated Deficit During
			In	Development
	Shares	Amount	Capital	Stage	Total

March 31, 2007	10,450,000	$1,045	$5,605	$0	$6,650
Net loss for the period				(4,653)	(4,653)
December 31, 2005	10,450,000	$1,045	$5,605	$(4,653)	$1,997

The accompanying notes are an integral part of these financial statements

CINJET
INCORPORATED
A Development Stage Company
STATEMENT OF CASH FLOWS-INDIRECT METHOD
From date of inception (February 28, 2007) to March 31, 2007

CASH FLOWS FROM	Accumulated Cash Flows Development Stage
OPERATING ACTIVITIES
Net income (loss)	$(4,653)
Adjustment to reconcile net to net cash
provided by operating activities
Increase in accounts payable
Increase in accrued interest	67
Increase in state franchise tax
Loss on transfer of assets
Increase of deposits on hand
NET CASH PROVIDED
BY OPERATING ACTIVITIES	(4,586)
INVESTING ACTIVITIES
Assets transferred
NET CASH USED IN
INVESTING ACTIVITIES
FINANCING ACTIVITIES
Sale of common stock	6,650
Related party notes	6,670
NET CASH REALIZED
FROM FINANCING ACTIVITIES	13,320
INCREASE IN CASH
AND CASH EQUIVALENTS	8,734
Cash and cash equivalents
at the beginning of the year	0
CASH AND CASH EQUIVALENTS
AT YEAR END	$8,734

The accompanying notes are an integral part of these financial statements

CINJET, INCORPORATED
(A DEVELOPMENT STAGE COMPANY)

Notes to Financial Statements
March 31, 2007

Note A: Summary of Significant Accounting Policies

Development Stage Company
CINJET, Inc. (the “Company”) is a development stage company as defined in the Financial Accounting Standards Board No. 7. The Company is devoting substantially all of its present efforts in securing and establishing a new business, and although planned principal operations have commenced, substantial revenues have yet to be realized.

Use of estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from these estimates.

Cash equivalents
For the purpose of the statement of cash flows, the company considers all highly liquid debt instruments purchased with the original maturity of three months or less to be cash equivalents.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settle. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Note B: Background
The Company was incorporated under the laws of the State of Nevada on February 28, 2007. The principal activities of the Company, from the beginning of the development stage, have been organizational matters and the sale of stock. The Company was formed to provide EDGAR services and provide virtual office services.

Note C: Related Party Transactions
The founder of the company advanced monies to the Company for operating capital purposes. The note is due and payable on March 31, 2008 and carries a 12% per annum interest rate. Total amount advanced was $6,670.

CINJET, INCORPORATED
(A DEVELOPMENT STAGE COMPANY)

Notes to Financial Statements
March 31, 2007

Note D: Income taxes
The benefit for income taxes from operations consisted of the following components: current tax benefit of $4,653 resulting from a net loss before income taxes, and deferred tax expenses of $4,653 from a valuation allowance recorded against the deferred tax asset resulting from net operating losses. Net operating loss carryforward will expire in 2027.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At the time, the allowance will either be increased or reduced; reduction would result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required.

Note I: Going concern
Since inception, the Company has had net losses from operating activities, which raise substantial doubt about its ability to continue as a going concern. The Company is in the process of raising initial working capital through a public offering of its common stock, which is expected to provide liquidity until operations become profitable.

The Company is actively seeking clients for the intended operations thru aggressive marketing. The Company’s ability to continue as a going concern is dependent upon a successful public offering and ultimately achieving profitable operations. There is no assurance that the Company will be successful in its efforts to raise additional proceeds or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

======================================================================
Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------
TABLE OF CONTENTS
--------------------------------
Prospectus Summary                                                        4
Risk Factors                                                                       5
Forward-Looking Statements                                          8
Dilution and Comparative Data                                       8
Use of Proceeds                                                                9
Determination of Offering Price                                     10
Description of Business                                                 10
Plan of Operation                                                            14
Management’s Discussion and Analysis                   15
Management                                                                    15
Compensation                                                                  15
Certain Relationships and Related Transactions       16
Principal Stockholders                                                    16
Description of the Securities                                         17
Shares Available for Future Sale                                  17
Market for Common Stock                                             18
Plan of Distribution                                                        19
Legal Matters                                                                  19
Experts                                                                              19
Additional Information                                                  20
Index to Financial Statements                                       21

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.
==========================================================

               =====================================================

$75,000 Minimum

$150,000 Maximum

CINJET, INC.

300,000 Shares Minimum
600,000 Shares Maximum
Common Stock
$.0001 Par Value

---------------------
PROSPECTUS
---------------------

June 28, 2007

===============================================

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our company’s charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors and officers to the fullest extent permitted by the Nevada Revised Business Corporations Act, except for liability for (i) breach of duty of loyalty, (ii) acts or omissions not in good faith that involve intentional misconduct or knowing violation of law, (iii) for the payment of distributions to stockholders in violation of section 78.300 of the Nevada Revised Statutes, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Cinjet, Inc. However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of negligence or misconduct of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$ 5.00
Printing Fees and Expenses	500.00
Legal Fees and Expenses	11,500.00
Accounting Fees and Expenses	7,000.00
Blue Sky Fees and Expenses	500.00
Trustee’s and Registrar’s Fees	300.00
Miscellaneous	195.00
TOTAL	$ 20,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During March, 2007, the Company sold 10,450,000 shares of common stock for $6,650 cash. The shares were sold to our founder and 3 unrelated individuals. The shares were sold to accredited investors in a private transactions without registration in reliance on the exemption provided by Section 4(2) of the Securities Act.  No broker was involved and no commissions were paid in the transaction.

ITEM 27. EXHIBITS.

Exhibits.

SEC Ref. No. 3.1 3.2 5.1 23.1 23.2 99.1 99.2 99.4
Title of Document

Articles of Incorporation
By-laws
Legal Opinion included in Exhibit 23.1
Consent of Cletha A. Walstrand, P.C.
Consent of Hawkins Accounting
Subscription Agreement
Escrow Agreement - Offering
Corporate Code of Ethics
Location Attached Attached Attached Attached Attached Attached Attached Attached

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling persons of Cinjet in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to:
(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, reflect any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

(iii) Include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Cinjet, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the city of Seaside, State of California, on June 28, 2007.

CINJET, INC.

                By: /s/ Cynthia Grisham
Cynthia Grisham
Principal Executive Officer

                By: /s/ Cynthia Grisham
Cynthia Grisham
Principal Financial Officer,
                        Controller and Principal Accounting
                                                                                    Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                          Title      Date

/s/ Cynthia Grisham                       Sole Director                                                          6/28/07